NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 02, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 19, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization between First Trust High Income Long/Short Fund (Acquired Fund) and abrdn Income Credit Strategies Fund (Acquiring Fund) became effective after the close on July 19, 2024. Each Acquired Fund will receive shares of the Acquiring Fund with an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund shares held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on July 22, 2024.